EXHIBIT 99.1

Northrim News
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release

Date: Contact: Phone:	October 21, 2004 Chris Knudson, EVP & COO (907) 261-3304

Northrim BanCorp Reports Loans and Deposits Up,
Earnings Down 1% for Third Quarter 2004

ANCHORAGE, AK—October 21, 2004—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that net income for the third quarter of 2004 decreased 1%, or $22,000, from $2.7 million for the same period last year. Diluted earnings per share were $0.43, a 2% decrease from $0.44 per share in the like period of 2003. For the nine-month period ended September 30, 2004, the company’s net income was $7.8 million, down 1% from $7.9 million for the same period in 2003. Diluted earnings per share for the first nine months of 2004 were $1.25, a 2% decrease from $1.27 per share in the like period of 2003.

Total assets at September 30, 2004, were $786 million, up 7% from $736 million a year ago. Total portfolio loans, which exclude loans for sale, grew 10% to $644 million, compared to $583 million at September 30, 2003. Commercial real estate loans accounted for approximately one-half of this loan growth, increasing $27 million to $252 million, or 12%, from $225 million at September 30, 2003. The remainder of the loan growth was split between commercial and construction loans. A majority of the company’s commercial real estate loans have periodic repricing features and maturities of 10 years or less.

Deposits increased 7% to $687 million, up from $644 million a year ago. Savings deposits led deposit growth, increasing 61% over the period ended September 30, 2003. The increase in the savings deposits was due in large part to the growth in the Alaska CD product that is categorized as a savings account since it has an adjustable interest rate and an open-ended maturity. “Our Alaska CD continues to contribute strongly to deposit growth and forms an important component of funding for our loan growth,” said Executive Vice President and Chief Operating Officer Chris Knudson.

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Net interest income, before the provision for loan losses, increased 2% to $10.2 million for the third quarter of 2004, from $10 million for the same period last year. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for the third quarter of 2004 equaled 5.70%, which was a decrease from the 5.92% margin in the third quarter of 2003. “Our margin has been impacted by increases in deposit costs while our loan rates have remained relatively stable due to competitive pressures,” said Knudson.

At September 30, 2004, the allowance for loan losses was $10.7 million, or 1.66% of portfolio loans and 128% of non-performing loans. A year ago, the allowance for loan losses was $9.9 million, or 1.70% of portfolio loans and 96% of non-performing loans. The provision for loan losses for the quarter ended September 30, 2004, decreased 90% to $143,000 from $1.4 million in the third quarter a year ago due to improved credit quality.

Net loan recoveries for the third quarter of 2004 were $256,000 versus net loan charge-offs of $842,000 for the third quarter of 2003. Non-performing assets totaled $8.4 million, or 1.06% of total assets, at September 30, 2004, down from $10.4 million or 1.42% of total assets at September 30, 2003. “We are pleased with the improvement in our credit quality and plan to continue to focus on this area,” said President and CEO Marc Langland.

Other operating income decreased 54% to $885,000 in the third quarter of 2004, due primarily to a decrease in earnings from Northrim’s affiliated mortgage company. Earnings from the affiliate decreased to $15,000 in the third quarter of 2004, from earnings of $1 million for the same period last year. “With the refinancing boom all but over,” said Langland, “competition for mortgage loans and key employees in this sector has increased substantially in our market.”

Other operating expense was $6.5 million in the third quarter of 2004, an increase of 6% from the $6.2 million expense in the same period in 2003. The efficiency ratio was 58.2 % for the third quarter of 2004, an increase from 50.9% for the same period a year ago. In the third quarter of 2004, the company’s return on average assets (ROA) was 1.39%, compared to 1.49% in the same quarter a year ago. Return on average equity was 13.44% in the quarter, compared to 15.04% in 2003.

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Tangible book value per share was $12.23 at September 30, 2004, which was an increase over the same period a year ago, when tangible book value per share was $10.93. Shareholders’ equity increased 12% to $81.2 million, and book value per share increased to $13.33 from $12.11 in the same period last year.

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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Balance Sheet
(Dollars in thousands, except per share data)
		September 30,	December 31,	September 30,	Annual
		2004	2003	2003	% Change

		(unaudited)	(unaudited)	(unaudited)	(unaudited)
Assets:
Cash and due from banks		$26,649	$31,298	$27,675	-4%
Overnight investments		19,573	5,597	32,222	-39%
Portfolio investments		65,138	73,208	62,882	4%
Loans for sale		465	1,395	2,566	-82%
Portfolio loans		644,267	599,724	583,233	10%
Allowance for loan losses		(10,692)	(10,186)	(9,915)	8%

	Net loans	634,040	590,933	575,884	10%
Premises and equipment, net		10,742	11,107	11,154	-4%
Intangible assets		6,726	7,002	7,094	-5%
Other assets		23,146	19,424	19,148	21%
	Total assets	$786,014	$738,569	$736,059	7%

Liabilities and Shareholders’ Equity:
Demand deposits		$186,577	$179,461	$178,850	4%
Interest-bearing demand		61,989	56,312	55,980	11%
Savings deposits		161,039	109,740	100,160	61%
Money market deposits		135,763	137,657	144,993	-6%
Time deposits		141,721	163,027	164,188	-14%

	Total deposits	687,089	646,197	644,171	7%
Borrowings		4,960	5,143	5,646	-12%
Trust preferred securities		8,000	8,000	8,000	N/M
Other liabilities		4,789	3,944	5,744	-17%

	Total liabilities	704,838	663,284	663,561	6%
Shareholders' equity		81,176	75,285	72,498	12%
	Total liabilities and equity	$786,014	$738,569	$736,059	7%

Average Quarter Balances - unaudited

Loans		$626,891	$593,800	$596,018	5%
Total earning assets		714,075	683,084	673,451	6%
Total assets		769,952	738,352	726,030	6%
Non-interest bearing deposits		192,369	177,932	165,756	16%
Interest bearing deposits		479,777	467,641	466,796	3%
	Total deposits	672,146	645,573	632,552	6%
Shareholders' equity		79,846	74,022	71,740	11%

Income Statement
(Dollars in thousands, except per share data)
			Quarter Ended September 30:
			2004	2003	% Change

			(unaudited)	(unaudited)	(unaudited)
Interest Income:
	Interest and fees on loans		$11,437	$10,908	5%
	Interest on portfolio investments		603	668	-10%
	Interest on overnight investments		79	26	204%

		Total interest income	12,119	11,602	4%
Interest Expense:
	Interest expense on deposits		1,780	1,458	22%
	Interest expense on borrowings		140	155	-10%

		Total interest expense	1,920	1,613	19%

		Net interest income	10,199	9,989	2%
Provision for loan losses			143	1,373	-90%

		Net interest income after provision for loan losses	10,056	8,616	17%
Other Operating Income:
	Service charges on deposit accounts		439	460	-5%
	Earning from mortgage affiliate		15	1,018	-99%
	Other income		431	447	-4%

		Total other operating income	885	1,925	-54%
Other Operating Expense:
	Salaries and other personnel expense		3,794	3,726	2%
	Occupancy, net		542	502	8%
	Equipment expense		325	361	-10%
	Intangible asset amortization expense		92	92	0%
	Other expense		1,792	1,469	22%

		Total other operating expense	6,545	6,150	6%
		Income before income taxes	4,396	4,391	0%
Provision for income taxes			1,699	1,672	2%
		Net income	$2,697	$2,719	-1%

		Basic EPS	$0.44	$0.46	-4%
		Diluted EPS	$0.43	$0.44	-2%
		Average basic shares	6,086,677	5,962,366	2%
		Average diluted shares	6,259,297	6,218,140	1%

Income Statement
(Dollars in thousands, except per share data)
			Nine Months Ended September 30:
			2004	2003	% Change

Interest Income:			(unaudited)	(unaudited)	(unaudited)
	Interest and fees on loans		$33,355	$32,056	4%
	Interest on portfolio investments		1,899	2,190	-13%
	Interest on overnight investments		99	87	14%

		Total interest income	35,353	34,333	3%
Interest Expense:
	Interest expense on deposits		4,561	4,788	-5%
	Interest expense on borrowings		422	337	25%

		Total interest expense	4,983	5,125	-3%

		Net interest income	30,370	29,208	4%
Provision for loan losses			1,001	2,738	-63%

		Net interest income after provision for loan losses	29,369	26,470	11%
Other Operating Income:
	Service charges on deposit accounts		1,313	1,384	-5%
	Earnings from mortgage affiliate		181	2,368	-92%
	Other income		1,182	1,122	5%

		Total other operating income	2,676	4,874	-45%
Other Operating Expense:
	Salaries and other personnel expense		11,664	10,469	11%
	Occupancy, net		1,564	1,489	5%
	Equipment expense		1,016	1,109	-8%
	Intangible asset amortization expense		276	276	0%
	Other expense		5,165	5,180	0%

		Total other operating expense	19,685	18,523	6%
		Income before income taxes	12,360	12,821	-4%
Provision for income taxes			4,528	4,922	-8%
		Net income	$7,832	$7,899	-1%

		Basic EPS	$1.29	$1.32	-2%
		Diluted EPS	$1.25	$1.27	-2%
		Average basic shares	6,075,439	5,986,253	1%
		Average diluted shares	6,269,060	6,206,154	1%

Other Data
(Dollars in thousands, except per share data)
		September 30,	December 31,	September 30,
		2004	2003	2003

		(unaudited)	(unaudited)	(unaudited)
Asset Quality:
	Non accrual loans	$6,879	$7,426	$7,043
	Loans 90 days past due	1,046	2,283	2,666
	Restructured loans	443	597	639

	Total non-performing loans	8,368	10,306	10,348
	Other real estate owned	—	—	99
	Total non-performing assets	$8,368	$10,306	$10,447

	Non-performing loans / portfolio loans	1.30%	1.72%	1.77%
	Non-performing assets / assets	1.06%	1.40%	1.42%
	Allowance for loan losses / portfolio loans	1.66%	1.70%	1.70%
	Allowance / non-performing loans	127.77%	98.84%	95.82%
	Loan charge-offs, net for the quarter	$(256)	$558	$842
	Loan charge-offs, net year-to-date	$495	$1,857	$1,299
	Net loan charge-offs / average loans, annualized	0.11%	0.33%	0.31%
Other Data (At quarter end):
	Book value per share	$13.33	$12.44	$12.11
	Tangible book value per share	$12.23	$11.29	$10.93
	Tier 1 / Risk Adjusted Assets	11.73%	11.58%	11.33%
	Total Capital / Risk Adjusted Assets	12.98%	12.83%	12.58%
	Tier 1 /Average Assets	10.77%	10.37%	10.10%
	Shares outstanding	6,087,470	6,050,359	5,984,318
	Unrealized gain (loss) on AFS securities,
	net of income taxes	$207	$623	$846
Other Data (For the quarter):
	Net interest margin (tax equivalent)	5.70%	5.87%	5.92%
	Efficiency ratio*	58.22%	54.26%	50.85%
	Return on average assets	1.39%	1.42%	1.49%
	Return on average equity	13.44%	14.18%	15.04%
Other Data (Year-to-date):
	Net interest margin (tax equivalent)	5.88%	6.04%	6.10%
	Efficiency ratio*	58.73%	53.71%	53.54%
	Return on average assets	1.40%	1.50%	1.52%
	Return on average equity	13.39%	14.89%	15.14%
	*excludes intangible asset amortization expense

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